Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the capital stock of fuboTV Inc., a Florida corporation (“we,” “our,” “us” or the “Company”), and certain provisions of our Articles, as amended from time to time (the “Articles”) and Amended and Restated Bylaws, as amended from time to time (the “Bylaws”) is a summary and is qualified in its entirety by reference to the full text of our Articles and Bylaws and applicable provisions of the Florida Business Corporation Act (the “FBCA”).

Our authorized capital stock consists of 1,000,000,000 shares of common stock with a $0.0001 par value per share, and 50,000,000 shares of preferred stock with a $0.0001 par value per share.

The following summary describes the material provisions of our capital stock.

Common Stock

Each share of our common stock is generally entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, but is generally not entitled to vote on any matter for which the vote is reserved to a class of preferred stock pursuant to the designation for that preferred stock.

Our common stock is listed on the New York Stock Exchange under the symbol “FUBO.”

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or which we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Dividend

Our bylaws, as amended, provide that the board of directors, subject to any restrictions contained in either the FBCA or our Articles, may declare and pay distributions or share dividends. Dividends may be paid in cash, in property or in shares of the Company’s capital stock.

Preferred Stock

Under the terms of our Articles, our board of directors is authorized to determine the rights and preferences of any undesignated shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Registration Rights

In connection with the issuance of our Convertible Secured Notes due 2029, we entered into a Registration Rights Agreement, dated January 2, 2024 (the “Registration Rights Agreement”) with the purchasers thereof. Pursuant to the Registration Rights Agreement, certain holders of our common stock are entitled to various rights with respect to the registration for public resale under the Securities Act of shares of our common stock and the shares of common stock issuable upon conversion of the Convertible Secured Notes due 2029 underlying securities (the “underlying securities”) held by or issuable to such holders (the “Registrable Securities”). In the event the selling securityholders acquire additional shares of common stock, or additional holders acquire Convertible Secured Notes due 2029 convertible into shares of common stock, upon delivery by such selling securityholders or additional holders, as the case may be, of completed questionnaires relating to any such acquisitions, we may be required to file one or more prospectus supplements to register such shares and/or to identify such additional holders of Convertible Secured Notes due 2029.

Upon receipt of a completed questionnaire from any such additional holder, we will, as promptly as practicable but in no event later than the 15th day after receipt of such completed questionnaire, file any supplements to the applicable prospectus or post-effective amendments to the applicable registration statement registering the registrable securities as may be necessary to permit such holder to be able to sell its common stock or underlying securities held by such holder, subject to our right to suspend the use of the applicable prospectus in accordance with the Registration Rights Agreement and provided that we will not be obligated to file more than one such supplement or post-effective amendment in any three-month period.

The plan of distribution included in the applicable prospectus will permit resales of the Registrable Securities by selling securityholders through brokers and dealers. However, in no event may such resales take the form of an underwritten offering (as the term “underwritten public offering” is commonly understood, which for clarity does not include a transaction that does not involve the purchase by such broker-dealer of securities with a view to public resale thereby, but which transaction may be treated similarly to an underwritten public offering in terms of the procedures to be followed thereby as a matter of law or customary practice) without our prior consent.

We may, in accordance with the Registration Rights Agreement, suspend the availability of the registration statement of which the applicable prospectus is a part or the use of the applicable prospectus or any related prospectus supplement during specified periods under certain circumstances relating to pending corporate developments, filings with the SEC or any other event where the Company, acting in good faith and on the advice of legal counsel, determines that the failure to publicly disclose material non-public information regarding such development, filing or other event would cause the prospectus, as of its date, to contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Company has a bona fide business purpose for keeping such information confidential. We will provide a suspension notice to selling securityholders in connection with each such suspension.

Each selling securityholder has agreed, subject to certain exceptions, to hold each such suspension notice, if any, that we deliver in confidence. No single suspension period can extend beyond 90 calendar days, and the total number of calendar days in all suspension periods may not exceed an aggregate of 180 calendar days in any period of twelve full calendar months.

Exclusive Forum

The FBCA provides that a corporation’s articles of incorporation or bylaws may require that any or all internal corporate claims be brought exclusively in any specified court or courts of the State of Florida and, if so specified, in any additional courts in Florida or in any other jurisdictions with which the corporation has a reasonable relationship. Our Articles do not provide any such exclusive forum provisions, but the Certificates of Designation related to certain current classes of preferred stock do so provide. Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Florida (or, if no state court located within the State of Florida has jurisdiction, a federal district court in Florida) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following actions: (i) any derivative action, suit or proceeding brought on behalf of the Company; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders; (iii) any action, suit or proceeding arising pursuant to any provision of the FBCA or the Company’s Articles or Bylaws; and (iv) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine, and further provides that the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

Anti-Takeover Provisions
The FBCA contains certain provisions which may affect the ability of a party to acquire control of the Company.

Control Share Acquisition Statute

The control share acquisition statute, Section 607.0902 of the FBCA, generally provides that in the event that a person acquires voting shares of the Company which would have 20% or more of the voting power of all of the shares of the Company, such acquired shares have only such voting rights as are accorded the shares before the control-share acquisition only to the extent granted by resolution approved by the shareholders of the Company (excluding shares held by the person acquiring the control shares or any officers of the Company or any employees who are also directors of the Company).

A Florida corporation may provide in articles of incorporation or bylaws that the corporation is not subject to these provisions, but our Articles and Bylaws do not currently exempt the Company from these provisions. Absent such an exclusion, these provisions of the FBCA generally apply to any Florida corporation which has:

1.    One hundred or more shareholders;

2.    Its principal place of business, its principal office, or substantial assets within Florida; and

3.    Either (i) more than 10% of its shareholders resident in Florida; (ii) more than 10% of its shares owned by residents of Florida; or (iii) one thousand shareholders resident in Florida.

The control share acquisition statute may have the effect of discouraging or preventing certain change of control or takeover transactions involving the Company.

Affiliated Transactions Statute

The affiliated transactions statute, Section 607.0901 of the FBCA, covers certain affiliated transactions, and provides that the Company may not engage in certain mergers, consolidations or sales of stock, dispositions or certain other transactions with any “interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder, unless:

•prior to the time that such shareholder became an interested shareholder, the board of directors of the Company approved either the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder; or

•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the Company outstanding at the time the transaction commenced; or

•at or subsequent to the time that such shareholder became an interested shareholder, the affiliated transaction is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting shares which are not owned by the interested shareholder.

“Interested shareholders” are generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the Company.

Notwithstanding the above, the voting requirements set forth above do not apply to a particular affiliated transaction if one or more conditions are met, including, but not limited to, the following: if the affiliated transaction has been approved by a majority of the disinterested directors of the Company; if the interested shareholder has been the beneficial owner of at least 80% of the Company’s outstanding voting shares for at least three years preceding the announcement date; or if the consideration to be paid to the holders of each class or series of voting shares in the affiliated transaction meets certain minimum conditions.

The provisions of this section of the FBCA would not apply to the Company if the Company’s original articles of incorporation contained a provision electing not to be governed by this section of the FBCA, or the Company had adopted an amendment to its Articles in compliance with the FBCA expressly electing not to be governed by this section of the FBCA. The Company’s original articles of incorporation did contain such an election not to be governed by these provisions, and thus these provisions do not currently apply to the Company.